Exhibit 99.1

                        Technitrol Reports Q107 Results

     PHILADELPHIA--(BUSINESS WIRE)--April 26, 2007--Technitrol, Inc. (NYSE:TNL) reported consolidated revenues of $254.4 million for its first fiscal quarter ended March 30, 2007. Revenues were $236.1 million in the previous quarter and $221.1 million in the first quarter of 2006.

     According to U.S. Generally Accepted Accounting Principles (GAAP), first-quarter net earnings from continuing operations were $4.7 million, or $0.12 per diluted share, compared with $14.4 million, or $0.35 per diluted share, in the prior quarter and $12.0 million, or $0.30 per diluted share, in the first quarter of 2006. First-quarter 2007 earnings reflect high levels of operating losses and restructuring expenses that are not expected to be tax-deductible. After-tax severance and asset-impairment expenses in the Electronic Components Group related to previously announced restructuring and relocation of European operations totaled approximately $9.2 million ($0.22 diluted per share) and purchase accounting and inventory write-downs amounted to $0.9 million ($0.02 diluted per share). Excluding these items, earnings per diluted share in the first quarter were $0.36, slightly above earlier company guidance, compared to $0.40 in the prior quarter and $0.33 in the first quarter of 2006, excluding similar charges. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

     Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $27.1 million in the first quarter of 2007, compared with $26.5 million in the previous quarter and $24.3 million in the first quarter of 2006.

     Net cash at March 30, 2007 was $36.5 million (cash and equivalents of $87.1 million less debt of $50.6 million), compared with $28.0 million (cash and equivalents of $87.2 million less debt of $59.2 million) at the end of the previous quarter. Technitrol paid down approximately $8.9 million of net debt during the first quarter. Technitrol's capital spending in the first quarter of 2007 was approximately $4.5 million.

     Technitrol's Electronic Components Group designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas and a variety of coils for communication and power management applications. Revenues for the first quarter were $164.0 million, compared with $154.0 million in the prior quarter and $144.2 million in the first quarter of 2006. Year-over-year and sequential-quarter revenue growth reflects successes in the communications market, particularly for wireless antennas and magnetics-based components and modules for the networking market, and the inclusion of revenues from the Larsen antenna business, acquired late in 2006.

     GAAP operating profit for the Group in the first quarter was $3.1 million, compared with $10.9 million in the fourth quarter and $12.3 million in the first quarter of 2006. Excluding pre-tax severance and asset-impairment expenses ($9.9 million), related primarily to previously announced restructuring and relocation of European operations, and a pre-tax inventory charge of $1.1 million related to purchase accounting adjustments in the Larsen antenna business acquired in December 2006 and discontinued power products for the consumer market, first-quarter 2007 operating profit was approximately $14.1 million, compared with $13.2 million in the fourth quarter and $13.6 million in the first quarter of 2006, excluding similar charges. (See "Non-GAAP Measures" table). As anticipated, the segment's overall operating margin remained below acceptable levels due to continuing losses at operations being relocated from Europe and Tunisia to China, and to ramp-up expenses in the segment's new central China facility.

     Technitrol's Electrical Contact Products Group manufactures a full range of electrical contacts, contact materials and contact assemblies. First-quarter shipments reflected continued market strength and seasonally high demand, particularly in Europe, coupled with the rising costs of raw materials including precious and other metals. Revenues in the first quarter were $90.5 million, compared with $82.1 million in the previous quarter and $76.9 million in the first quarter of 2006. Stronger revenues in the most recent period reflect primarily higher pass-through prices for silver and other metals, along with the favorable translation effect of a weaker dollar relative to the euro, in which the majority of the Group's business is transacted.

     First-quarter GAAP operating profit was $5.0 million, compared with $6.1 million in the previous quarter and $2.9 million in the first quarter of 2006. Excluding severance and asset-impairment expense, operating profit was $6.3 million in the previous quarter and $3.3 million in the first quarter of 2006. (See "Non-GAAP Measures" table). The Group's operating margin in the most recent quarter is somewhat lower than in the prior quarter, reflecting negligible to no incremental margin on rising levels of pass-through costs of raw materials and accruals for incentive and certain other costs that are not expected to recur at first-quarter levels.

     Outlook

     Based on customer forecasts, publicly available market and peer data, internal analysis and normal seasonal trends, Technitrol expects second-quarter 2007 consolidated revenues to be in the range of $240 million to $250 million. Excluding severance and asset-impairment expenses, second-quarter consolidated operating profit is expected to be between $22 million and $23 million, and the effective tax rate, between 21% and 22%. Starting in the second quarter, Technitrol expects continued overall demand improvement in electronics markets and progressive profit improvement from integration and cost elimination efforts relating to automotive electronics products.

     The company does not plan to provide further outlook information until results are reported for the second quarter of 2007. In the absence of public announcements from Technitrol, changes in forecasts, positive or negative, from equity analysts are unofficial and should be considered with due caution.

     Cautionary Note

     Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-K report for the year ended December 29, 2006 in Item 1 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of
1995)."

     These risk factors include, but are not limited to, the following:

     -- Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

     -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

     -- An inability to adequately respond to changes in technology or customer needs may decrease our sales.

     -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

     -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

     -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

     -- An inability to identify additional acquisition opportunities may slow our future growth.

     -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

     -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

     -- Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

     -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

     -- Costs associated with precious metals and base metals may not be recoverable.

     -- Competition may result in lower prices for our products and reduced sales.

     -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

     -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

     -- Shifting our operations between regions may entail considerable expense.

     -- Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

     -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

     -- Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

     -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

     -- Environmental liability and compliance obligations may affect our operations and results.

     Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

     Investors: Technitrol's quarterly conference call will take place on Thursday, April 26, 2007 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on April 26, 2007 and concluding at midnight, May 3, 2007. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
                                                    Quarter Ended
                                                3/30/2007   3/31/2006
                                               ----------- -----------

Net sales                                      $  254,432  $  221,093
Cost of goods sold                                199,690     169,900
                                               ----------- -----------
  Gross profit                                     54,742      51,193
Selling, general and administrative expenses       36,736      35,087
Severance and asset-impairment expenses             9,915         865
                                               ----------- -----------
  Operating profit                                  8,091      15,241

Interest (expense), net                            (1,252)       (687)
Other income, net                                     251         494
                                               ----------- -----------
 Net earnings from continuing operations
  before income taxes, minority interest and
  cumulative effect of accounting change            7,090      15,048
Income taxes                                        2,189       2,793
Minority interest, net of income taxes               (190)       (288)
                                               ----------- -----------
 Net earnings from continuing operations
  before cumulative effect of accounting
  change                                            4,711      11,967
                                               ----------- -----------
Cumulative effect of accounting change, net of
 income taxes                                          --          75
 Net (loss) from discontinued operations, net
  of taxes                                             --         (78)
                                               ----------- -----------
 Net earnings                                       4,711      11,964

Basic earnings per share from continuing
 operations before cumulative effect of
 accounting change                                   0.12        0.30
Cumulative effect of accounting change, net of
 income taxes                                          --        0.00
Basic (loss) per share from discontinued
 operations                                            --       (0.00)
                                               ----------- -----------
Basic earnings per share                             0.12        0.30

Diluted earnings per share from continuing
 operations before cumulative effect of
 accounting change                                   0.12        0.30
Cumulative effect of accounting change, net of
 income taxes                                          --        0.00
Diluted (loss) per share from discontinued
 operations                                            --       (0.00)
                                               ----------- -----------
Diluted earnings per share                           0.12        0.30

Weighted average common and equivalent shares
 outstanding                                       40,720      40,426


BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
                                                   Quarter Ended
                                               3/30/2007    3/31/2006
                                              ----------- ------------
Net sales
     Electronic components                      $163,961  $   144,169
     Electrical contact products                  90,471       76,924
                                              ----------- ------------
               Total net sales                   254,432      221,093
Operating profit
     Electronic components                         3,100       12,342
     Electrical contact products                   4,991        2,899
                                              ----------- ------------
               Total operating profit              8,091       15,241


FINANCIAL POSITION
(in thousands, except per-share amounts)       3/30/2007   12/31/2006
                                              ----------- ------------
                                              (unaudited)
                                              -----------

Cash and equivalents                             $87,144  $    87,195
Trade receivables, net                           174,227      160,083
Inventories                                      108,655      106,397
Other current assets                              33,325       31,121
Fixed assets                                     100,350      107,346
Other assets                                     280,878      278,738
                                              ----------- ------------
     Total assets                                784,579      770,880
Current portion of long-term debt                     60           60
Short-term debt                                    1,157        1,771
Accounts payable                                 105,968       97,593
Accrued expenses                                  85,468       96,368
Long-term debt                                    49,382       57,331
Other long-term liabilities                       45,228       27,637
                                              ----------- ------------
     Total liabilities                           287,263      280,760
Minority interest                                  9,881        9,691
Shareholders' equity                             487,435      480,429
Net worth per share                                11.95        11.79
Shares outstanding                                40,791       40,751


NON-GAAP MEASURES UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA from continuing operations

                                             Quarter Ended
                                  ------------------------------------
                                   3/30/2007   12/29/2006   3/31/2006
                                  ----------- ------------ -----------

Net earnings                      $    4,711  $    14,772  $   11,964
Net (earnings) loss from
 discontinued operations                  --         (354)         78
Cumulative effect of accounting
 change, net                              --           --         (75)
Minority interest                        190          189         288
Income taxes                           2,189        3,312       2,793
Interest expense, net                  1,252          782         687
Other (income)                          (251)      (1,703)       (494)
Depreciation and amortization          7,990        6,951       7,428
Impact of purchase accounting
 adjustments, inventory write-
 downs and accelerated
 depreciation                          1,064          115         738
                                  ----------- ------------ -----------
EBITDA from continuing operations     17,145       24,064      23,407
Severance and asset-impairment
 expenses                              9,915        2,414         865
                                  ----------- ------------ -----------
EBITDA from continuing operations
 excluding severance, asset-
 impairment expenses                  27,060       26,478      24,272

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, cumulative effect of accounting change and impact of purchase accounting adjustments, inventory write-downs and accelerated depreciation

                                             Quarter Ended
                                  ------------------------------------
                                     3/30/07     12/29/06     3/31/06
                                  ----------- ------------ -----------

Net earnings per diluted share,
 GAAP                             $     0.12  $      0.36  $     0.30
Diluted (earnings) loss per share
 from discontinued operations             --        (0.01)       0.00
After-tax severance and asset-
 impairment expense, per share          0.22         0.05        0.02
Cumulative effect of accounting
 change, net                              --           --       (0.00)
After-tax impact of purchase
 accounting adjustments, inventory
 write downs and accelerated
 depreciation, per share                0.02         0.00        0.01
                                  ----------- ------------ -----------
Net earnings per diluted share
 from continuing operations,
 excluding severance and asset-
 impairment expenses, cumulative
 effect of accounting change and
 impact of purchase accounting
 adjustments, inventory write-
 downs and accelerated
 depreciation                           0.36         0.40        0.33


3. Segment operating profit excluding severance and asset-impairment expense, purchase accounting adjustments, inventory write-downs and accelerated depreciation
                                                 Quarter Ended
                                        ------------------------------
                                         3/30/07   12/29/06   3/31/06
                                        --------- ---------- ---------

Electronic components operating profit,
 GAAP                                   $  3,100  $  10,903  $ 12,342
Pre-tax severance and asset-impairment
 expense                                   9,915      2,206       508
Pre-tax impact of purchase accounting
 adjustments, inventory write downs and
 accelerated depreciation                  1,064        115       738
                                        --------- ---------- ---------
Electronic components operating profit,
 excluding severance and asset-
 impairment expense, purchase accounting
 adjustments, inventory write-downs and
 accelerated depreciation                 14,079     13,224    13,588

Electrical contact products operating
 profit, GAAP                              4,991      6,095     2,899
Pre-tax severance and asset-impairment
 expense                                       0        208       357
                                        --------- ---------- ---------
Electrical contact products operating
 profit, excluding severance and asset-
 impairment expense                        4,991      6,303     3,256


     1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding minority interest earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

     2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

     Copyright (C) 2007 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.


     CONTACT: Technitrol, Inc., Philadelphia
              David Stakun, 215-942-8428